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                                                                    EXHIBIT 23.1



CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Regions Financial Corporation for the registration of up to 1,784,331 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 1994, with respect to the consolidated financial statements of Regions Financial Corporation (formerly First Alabama Bancshares, Inc.) included in its Annual Report to Stockholders which is incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.




                                /s/ ERNST & YOUNG LLP





Birmingham, Alabama
October 6, 1994